EXHIBIT 12.1            Statement Regarding Computation of Ratios

COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

(Including Interest on Deposits)

Astoria Financial Corporation’s ratio of earnings to fixed charges (including interest on deposits) for the year ended December 31, 2012 was as follows:

For the Year Ended December 31, 2012
(In Thousands)

Income before income tax expense	$80,971
Income tax expense	27,880
Net income	$53,091

Fixed charges:
Interest on borrowings	$154,219
Interest on deposits	98,021
One-third of rent expense	3,688
Total fixed charges	$255,928

Earnings (for ratio calculation)	$336,899

Ratio of earnings to fixed charges	1.32x

COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

(Excluding Interest on Deposits)

Astoria Financial Corporation’s ratio of earnings to fixed charges (excluding interest on deposits) for the year ended December 31, 2012 was as follows:

For the Year Ended December 31, 2012
(In Thousands)

Income before income tax expense	$80,971
Income tax expense	27,880
Net income	$53,091

Fixed charges:
Interest on borrowings	$154,219
One-third of rent expense	3,688
Total fixed charges	$157,907

Earnings (for ratio calculation)	$238,878

Ratio of earnings to fixed charges	1.51x

For purposes of computing the ratios of earnings to fixed charges, earnings consists of income before income taxes plus fixed charges.  Fixed charges excluding interest on deposits consist of interest on short-term and long-term debt, interest related to capitalized leases and capitalized interest and one-third of rent expense, which approximates the interest component of that expense.  Fixed charges including interest on deposits consist of the foregoing items plus interest on deposits.